Exhibit 5.1

Brian F. Leaf

(703) 456-8053

bleaf@cooley.com

March 16, 2017

Clearside Biomedical, Inc.

1220 Old Alpharetta Road, Suite 300

Alpharetta, Georgia 30005

We have represented Clearside Biomedical, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 982,921 shares (the “EIP Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s 2016 Equity Incentive Plan (the “EIP”) and (ii) 245,730 shares (the “ESPP Shares” and together with the EIP Shares, the “Shares”) of Common Stock pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP” and together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

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